Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

DigitalGlobe, Inc., or DigitalGlobe or we, 20/20 Acquisition Sub, Inc., or Acquisition Sub, a direct wholly owned subsidiary of DigitalGlobe, WorldView, LLC, or WorldView Sub, a direct wholly owned subsidiary of DigitalGlobe, and GeoEye, Inc., or GeoEye, entered into an agreement and plan of merger on July 22, 2012, as amended on August 30, 2012, the “merger agreement,” pursuant to which, subject to certain customary closing conditions, DigitalGlobe and GeoEye will combine their businesses through the merger of Acquisition Sub with and into GeoEye, with GeoEye being the surviving entity and thereupon becoming a wholly owned subsidiary of DigitalGlobe. Immediately thereafter and pursuant to the merger agreement, GeoEye will merge with and into WorldView Sub, with WorldView Sub being the surviving entity. WorldView Sub will then be renamed GeoEye, LLC, and will be a direct wholly owned subsidiary of DigitalGlobe. We refer to the transactions contemplated by the merger agreement, collectively, as the merger.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011, for the nine months ended September 30, 2012 and for the twelve months ended September 30, 2012 are presented on a pro forma basis to give effect to the merger and related transactions as if the merger had occurred as of January 1, 2011. The following unaudited pro forma condensed combined balance sheet as of September 30, 2012 is presented on a pro forma basis to give effect to the merger and related transactions as if they had been completed on September 30, 2012.

The unaudited pro forma condensed combined financial statements assume, among other things, that upon consummation of the merger, all outstanding GeoEye shares are acquired by DigitalGlobe as follows:

•

Each share of GeoEye common stock that is issued and outstanding immediately prior to the consummation of the merger will be converted into the right to receive 1.137 shares of DigitalGlobe common stock and $4.10 in cash; and

•

Each share of GeoEye Series A convertible preferred stock that is issued and outstanding immediately prior to the consummation of the merger will be converted into the right to receive one share of a newly-designated Series A convertible preferred stock of DigitalGlobe and $4.10 in cash for each share of GeoEye common stock into which such share of GeoEye Series A convertible preferred stock is convertible.

These unaudited pro forma condensed combined financial statements were prepared assuming DigitalGlobe’s closing stock price of $28.41 as of January 16, 2013. The actual purchase price will vary based upon DigitalGlobe’s closing stock price on the acquisition date. A 10% increase or decrease in the $28.41 price of DigitalGlobe shares used in the preliminary purchase price calculation would increase or decrease the purchase price by approximately $74.2 million.

The following unaudited pro forma condensed combined financial statements, referred to as the “pro forma financial statements,” were derived from and should be read in conjunction with:

•

the consolidated financial statements of DigitalGlobe as of and for the year ended December 31, 2011 and the related notes included in DigitalGlobe’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

the consolidated financial statements of GeoEye as of and for the year ended December 31, 2011 and the related notes included in GeoEye’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

the unaudited condensed consolidated financial statements of DigitalGlobe as of and for the nine months ended September 30, 2012 and 2011 and the related notes included in DigitalGlobe’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012; and

•

the unaudited condensed consolidated financial statements of GeoEye as of and for the nine months ended September 30, 2012 and 2011 and the related notes included in GeoEye’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

The pro forma financial statements should also be read in conjunction with the accompanying notes to the pro forma financial statements.

The consolidated financial statements of DigitalGlobe and GeoEye as of September 30, 2012 and for the nine months ended September 30, 2012, the year ended December 31, 2011 and for the twelve months ended September 30, 2012 have been adjusted in the pro forma financial statements to give effect to items as disclosed in Notes 3 and 6 to the pro forma financial statements. The unaudited pro forma adjustments were based on certain assumptions and estimates that DigitalGlobe believes are reasonable. However, due to regulatory considerations, there were restrictions regarding certain information that could be shared between DigitalGlobe and GeoEye. Additional information may exist that could materially affect the assumptions and estimates and related pro forma adjustments. Pro forma adjustments have been included only to the extent adjustments are directly attributable to the transaction, and appropriate information is known, factually supportable and reasonably available to DigitalGlobe.

The pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. The pro forma financial statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the offer or the costs to integrate the operations of DigitalGlobe and GeoEye or the costs necessary to achieve these cost savings and other synergies. The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

The pro forma financial statements have been prepared using the acquisition method of accounting under U.S. GAAP. DigitalGlobe has been treated as the acquirer in the merger agreement for accounting purposes. The allocation of the purchase price will be based upon the estimated fair value of the assets acquired and liabilities assumed. The purchase price allocations reflected in the pro forma financial statements are preliminary and may be different from the final allocation of the purchase price and the differences may be material. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2012

	DigitalGlobe	GeoEye	Reclassifications (See Note 3)	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$233.8	$220.9		$(190.4	) a	$264.3
Short-term investments	—	8.5				8.5
Restricted cash	3.8	3.9				7.7
Accounts receivable, net	59.9	45.0				104.9
Income taxes receivable	—	2.7	$(2.7)			—
Prepaid and current assets	19.8	11.4	2.7			33.9
Deferred taxes	65.5	2.1				67.6

Total current assets	382.8	294.5	—	(190.4)		486.9
Property and equipment, net	1,083.7	56.9	1,070.8	1.4	b	2,208.4
				(4.4	) b
Satellites	—	1,070.8	(1,070.8)			—
Goodwill	8.7	67.9		350.9	c	427.5
Intangible assets	—	8.1		45.3	d	53.4
Aerial image library, net	17.3	—				17.3
Long-term restricted cash	6.9	3.9				10.8
Long-term deferred contract costs	37.6	—				37.6
Other assets	12.0	11.1		(10.3	) e	12.8

Total assets	$1,549.0	$1,513.2	$—	$192.5		$3,254.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5.5	$63.3	$(59.1)			$9.7
Accrued interest	0.2	—	24.6	$(24.8	) e	—
Current notes payable	5.0	—		(0.9	) e	4.1
Other accrued liabilities	42.9	—	34.5	51.2	f	128.6
Current portion of deferred revenue	41.7	67.3		(53.1	) g	55.9

Total current liabilities	95.3	130.6	—	(27.6)		198.3
Long-term accrued liabilities	2.4	7.9		(7.8	) h	2.5
Deferred revenue	377.7	220.8		(120.7	) g	477.8
Long-term debt, net	479.4	513.4		20.0	e	1,012.8
Long-term deferred tax liability	75.5	89.7		47.1	i	212.3

Total liabilities	1,030.3	962.4	—	(89.0)		1,903.7
Stockholders’ equity:
Preferred stock	—	—				—
Common stock	0.2	0.2		(0.2	) j	0.2
Treasury stock	(2.0)	—				(2.0)
Additional paid in capital	540.2	386.3		(386.3	) j	1,413.1
				872.9	k
Retained earnings (accumulated deficit)	(19.7)	164.3		(164.3	) j	(60.3)
				(12.3	) e
				(28.3	) f

Total stockholders’ equity	518.7	550.8	—	281.5		1,351.0

Total liabilities and stockholders’ equity	$1,549.0	$1,513.2	$—	$192.5		$3,254.7

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

	DigitalGlobe	GeoEye	Reclassifications (See Note 3)	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
	(In millions, except per share data)
Revenue	$296.0	$264.8		$(21.5	) l	$539.3
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	59.5	92.0	$(4.2)			147.3
Selling, general and administrative	103.4	56.4	4.2	(19.7	) m	144.3
Depreciation and amortization	86.5	53.4		3.9	n	143.8

Income from operations	46.6	63.0	—	(5.7)		103.9
Other income (expense), net	(1.1)	—		—		(1.1)
Interest income (expense), net	(7.7)	1.4		1.8	o	(4.5)

Income before income taxes	37.8	64.4	—	(3.9)		98.3
Income tax expense	(15.9)	(25.0)		1.5	p	(39.4)

Net income	$21.9	$39.4	$—	$(2.4)		$58.9
Preferred stock dividends	—	(3.0)		—	q	(3.0)

Net income less preferred stock dividends	21.9	36.4	—	(2.4)		55.9
Income allocated to participating securities	—	(3.9)		1.9	r	(2.0)

Net income available to common stockholders	$21.9	$32.5	$—	$(0.5)		$53.9

Earnings per share (See Note 7):
Basic	$0.48	$1.45				$0.75
Diluted	$0.47	$1.43				$0.74
Weighted average common shares outstanding:
Basic	46.1	22.4				72.2
Diluted	46.3	22.8				72.9

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

	DigitalGlobe	GeoEye	Reclassifications (See Note 3)	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
	(In millions, except per share data)
Revenue	$339.5	$356.4		$(28.7	) l	$667.2
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	64.9	123.0	$(6.2)			181.7
Selling, general and administrative	130.2	60.9	6.2			197.3
Depreciation and amortization	117.1	71.8		7.9	n	196.8
Goodwill impairment	—	2.5				2.5

Income from operations	27.3	98.2	—	(36.6)		88.9
Loss from early extinguishment of debt	(51.8)	—				(51.8)
Other income (expense), net	0.2	—				0.2
Interest income (expense), net	(21.7)	(8.3)		8.2	o	(21.8)

Income before income tax (benefit)	(46.0)	89.9	—	(28.4)		15.5
Income tax (expense) benefit	17.9	(33.3)		10.8	p	(4.6)

Net income	$(28.1)	$56.6	$—	$(17.6)		$10.9
Preferred stock dividends	—	(4.0)		—	q	(4.0)

Net income less preferred stock dividends	(28.1)	52.6	—	(17.6)		6.9
Income allocated to participating securities	—	(5.7)		5.5	r	(0.2)

Net income available to common stockholders	$(28.1)	$46.9	$—	$(12.1)		$6.7

Earnings per share (See Note 7):
Basic	$(0.61)	$2.12				$0.09
Diluted	$(0.61)	$2.06				$0.09
Weighted average common shares outstanding:
Basic	45.9	22.1				72.1
Diluted	45.9	22.8				72.9

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2012

	DIGITALGLOBE, INC.		GEOEYE, INC.
	For the nine months ended September 30, 2012	For the three months ended December 31, 2011	For the nine months ended September 30, 2012	For the three months ended December 31, 2011	Reclassifications (See Note 3)	Pro Forma Adjustments (See Note 6)		Pro Forma Combined Twelve months ended September 30, 2012
	(In millions, except per share data)
Revenue	$296.0	$97.7	$264.8	$96.8		$(28.7	) l	$726.6
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	59.5	17.9	92.0	31.7	(5.7)	—		195.4
Selling, general and administrative	103.4	35.0	53.4	19.6	5.7	(19.7	) m	197.4
Depreciation and amortization	86.5	29.6	56.4	16.3		2.6	n	191.4
Goodwill impairment	—	—	—	2.5		—		2.5

Income from operations	46.6	15.2	63.0	26.7	—	(11.6)		139.9
Loss from early extinguishment of debt	—	(51.8)	—	—		—		(51.8)
Other income (expense), net	(1.1)	—	—	—		—		(1.1)
Interest income (expense), net	(7.7)	(4.0)	1.4	(0.1)		2.4	o	(8.0)

Income (loss) before income taxes	37.8	(40.6)	64.4	26.6	—	(9.2)		79.0
Income tax (expense) benefit	(15.9)	13.6	(25.0)	(9.7)		3.5	p	(33.5)

Net income (loss)	21.9	(27.0)	39.4	16.9	—	(5.7)		45.5
Preferred stock dividends	—	—	(3.0)	(1.0)		—	q	(4.0)

Net income (loss) less preferred stock dividends	21.9	(27.0)	36.4	15.9	—	(5.7)		41.5
Income allocated to participating securities	—	—	(3.9)	(1.7)		4.1	r	(1.5)

Net income (loss) available to common stockholders	$21.9	$(27.0)	$32.5	$14.2	$—	$(1.6)		$40.0

Earnings (loss) per share (See Note 7):
Basic	$0.48	$(0.59)	$1.45	$0.76				$0.55
Diluted	$0.47	$(0.59)	$1.43	$0.74				$0.55
Weighted average common shares outstanding:
Basic	46.1	45.9	22.4	22.1				72.2
Diluted	46.3	45.9	22.8	22.8				72.9

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. Description of Transaction

On July 22, 2012, DigitalGlobe entered into a merger agreement with GeoEye, Acquisition Sub, a direct wholly owned subsidiary of DigitalGlobe, and WorldView Sub, a direct wholly owned subsidiary of DigitalGlobe. Under the terms of the merger agreement, GeoEye common stockholders will have the right to elect either (i) 1.137 shares of DigitalGlobe common stock and $4.10 in cash, (ii) $20.27 or (iii) 1.425 shares of DigitalGlobe common stock, for each share of GeoEye common stock they own, with the amount of cash and stock subject to proration depending upon the elections of GeoEye common stockholders, such that the aggregate consideration mix reflects the ratio of 1.137 shares of DigitalGlobe common stock and $4.10 in cash per share of GeoEye common stock. Accordingly, the aggregate merger consideration is a fixed amount of shares and cash. DigitalGlobe expects to issue 26.1 million shares of common stock and pay $94.2 million to GeoEye’s common stockholders.

In addition, each issued and outstanding share of Series A convertible preferred stock of GeoEye will be converted into (i) one share of a newly-designated Series A convertible preferred stock of DigitalGlobe, and (ii) $4.10 in cash for each share of GeoEye common stock into which such share of GeoEye Series A preferred stock is convertible. As a result, DigitalGlobe expects to pay $11.0 million in cash to GeoEye’s Series A convertible preferred stockholders. Upon completion of the merger, DigitalGlobe stockholders immediately before the merger are currently expected to own approximately 64% and GeoEye stockholders immediately before the merger are expected to own approximately 36% of the combined company.

These pro forma financial statements were prepared using DigitalGlobe’s closing stock price of $28.41 as if the merger closed on January 16, 2013. The actual purchase price will vary based upon DigitalGlobe’s closing stock price on the acquisition date.

The merger, which is expected to be completed in the first quarter of 2013, is subject to the satisfaction of a number of closing conditions.

NOTE 2. Basis of Presentation

These pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (which is referred to as “ASC”) 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. For accounting purposes, DigitalGlobe is considered to be the accounting acquirer. ASC 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is assumed to be the closing date of the merger.

The pro forma adjustments reflected in the accompanying unaudited pro forma condensed combined financial statements may be materially different from the actual acquisition accounting adjustments as of the acquisition date. In addition, ASC 805 establishes that the fair value of equity related consideration transferred in a business combination be measured at the acquisition date. Depending on the magnitude of changes in the fair value of DigitalGlobe’s common stock between this filing date and the acquisition date, the aggregate value of the merger consideration paid to GeoEye’s stockholders could differ from the amount assumed in these unaudited pro forma condensed combined financial statements.

Under ASC 820, “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, merger-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total estimated merger-related transaction costs, including advisory, legal, regulatory, valuation costs and change in control payments expected to be incurred by DigitalGlobe and GeoEye are as follows (in millions):

	DigitalGlobe	GeoEye	Total
Advisory fees and fairness opinions	$20.7	$15.4	$36.1
Legal	8.6	8.9	17.5
Integration consulting fees	7.8		7.8
Public relations	1.5	0.8	2.3
Accounting	0.7	0.2	0.9
Other	6.3		6.3

	45.6	25.3	70.9
Costs incurred during the nine months ended September 30, 2012	(9.7)	(10.0)	(19.7)

Costs accrued as of September 30, 2012	$35.9	$15.3	$51.2

Transaction costs anticipated to be incurred by DigitalGlobe are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to retained earnings/increase in accumulated deficit and an increase in accrued liabilities. Transaction costs incurred by GeoEye are included in the liabilities assumed in connection with the merger. All transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations as they are non-recurring in nature.

There were no transactions between DigitalGlobe and GeoEye that would need to be eliminated.

NOTE 3. Accounting Policies

Due to regulatory considerations there were certain restrictions regarding the information that could be shared between DigitalGlobe and GeoEye. Additional information may exist that could materially affect the assumptions and estimates and related pro forma adjustments. Certain reclassifications have been made to the historical financial statements of GeoEye to conform them to the DigitalGlobe accounting policies. Such reclassifications have been based on publicly available information and discussions with management of GeoEye.

Upon completion of the merger, DigitalGlobe will perform additional detailed review of GeoEye’s accounting policies. As a result of that review, DigitalGlobe may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements.

To reclassify GeoEye’s balance sheet to conform to DigitalGlobe’s presentation as follows (in millions):

As of September 30, 2012
Income taxes receivable	$(2.7)
Prepaid and current assets	2.7
Property and equipment	1,070.8
Satellites	(1,070.8)
Accounts payable	(59.1)
Accrued interest	24.6
Other accrued liabilities	34.5

To reclassify satellite insurance expense to conform to DigitalGlobe’s presentation as follows (in millions):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011	For the twelve months ended September 30, 2012
Cost of revenue, excluding depreciation and amortization	$(4.2)	$(6.2)	$(5.7)
Selling, general and administrative	4.2	6.2	5.7

NOTE 4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to consummate the merger (in millions):

Cash paid to GeoEye shareholders, net of cash acquired	$(115.7	)(i)
DigitalGlobe common stock	742.2	(ii)
Digital Globe Series A convertible preferred stock	115.0	(iii)
DigitalGlobe stock-based compensation awards issued to replace existing GeoEye equity awards	9.8	(iv)
Long-term debt issued to refinance GeoEye’s long-term debt including early termination penalties and accrued interest	602.9	(v)

Fair value of consideration transferred	$1,354.2

i.	DigitalGlobe expects to fund the cash component to acquire the GeoEye shares of approximately $105.2 million with internally generated cash and cash acquired from GeoEye of approximately $220.9 million as of September 30, 2012.

ii.	The estimated value of DigitalGlobe shares issuable as merger consideration is based upon the closing DigitalGlobe common stock price as of January 16, 2013 of $28.41 per share. The preliminary purchase price will fluctuate with changes in the trading price of DigitalGlobe shares. A 10% increase or decrease in the $28.41 price of DigitalGlobe shares used in the preliminary purchase price calculation above would increase or decrease the purchase price by approximately $74.2 million. The expected conversion of common stock shares is as follows (in millions, except share and per share amounts):

GeoEye shares of common stock outstanding	22,978,213
Exchange ratio	1.137

Shares of DigitalGlobe common stock to be issued	26,126,228
DigitalGlobe closing price on January 16, 2013	$28.41

Assumed value of common stock to be issued	$742.2

iii.	The preliminary fair value of the 80,000 shares of DigitalGlobe Series A convertible preferred stock totals approximately $115.0 million. The fair value of the DigitalGlobe Series A convertible preferred stock was estimated using a Monte Carlo simulation approach which captures the redemption option held by DigitalGlobe. The preliminary purchase price will fluctuate with changes in the trading price of DigitalGlobe common shares. A 10% increase or decrease in the $28.41 price of DigitalGlobe common shares used in the preliminary purchase price calculation above would increase or decrease the fair value of the DigitalGlobe Series A convertible preferred stock by approximately $7.9 million.

iv.	The fair value of stock-based compensation awards represents the fair value of GeoEye stock-based compensation awards converted to DigitalGlobe stock-based compensation awards related to services rendered prior to the merger. A 10% increase or decrease in the $28.41 price of DigitalGlobe shares used in the preliminary purchase price calculation above would increase or decrease the fair value of the stock-based compensation awards by approximately $1.9 million.

v.	GeoEye’s outstanding long-term debt, including principal of $525.0 million and accrued interest of $24.6 million will be replaced by new debt (see Note 6(e), below). As a result, DigitalGlobe will incur early termination penalties of approximately $53.3 million.

NOTE 5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed reflects the estimated fair values of GeoEye’s assets and liabilities at the time of the merger. The final allocation of the purchase price could differ materially from the preliminary allocation used for the pro forma financial statements.

The following is a preliminary allocation of the purchase price as of September 30, 2012 (in millions):

Working capital acquired, excluding deferred revenue	$19.5
Property and equipment	1,124.7
Goodwill	418.8
Intangible assets	53.4
Other assets	10.2
Deferred revenue	(114.3)
Long-term deferred tax liability, net	(158.0)
Long-term accrued liability	(0.1)

Fair value of assets acquired, net of liabilities assumed	$1,354.2

NOTE 6. Pro Forma Adjustments

Adjustments included in the columns under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust cash for acquisition activity as follows (in millions):

Cash paid to GeoEye common shareholders	$(94.2)
Cash paid to GeoEye preferred shareholders	(11.0)
Proceeds from new term facility, net of estimated discount	536.0
Proceeds from senior notes, net of estimated discount	480.9
Payoff of GeoEye notes payable, including accrued interest and early termination penalties	(602.9)
Payoff of DigitalGlobe long-term debt, including accrued interest	(496.5)
Cash paid for debt issuance costs	(2.7)

$(190.4)

(b)	The adjustments to property and equipment include adjustments to land and building and satellites.

Land, Building and Improvements: GeoEye’s land, building and improvements have been increased by approximately $1.4 million to reflect their estimated fair value. The preliminary fair value of GeoEye’s land, building and improvements was estimated using a market approach. A market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets.

Satellites: GeoEye’s satellites have been decreased by approximately $4.4 million to reflect their estimated fair value. The preliminary fair value of GeoEye’s satellites was estimated using a replacement cost approach and is based on the amount that would be required to replace the service capacity of the assets.

To adjust land, building, improvements and satellites as a result of acquisition accounting as follows (in millions):

Land, building and improvements:
Fair value of acquired land and building	$7.0
Historical net book value of land, building and improvements	(5.6)

Increase in fair value of land, building and improvements	$1.4

Satellites:
Fair value of acquired satellites	$1,066.4
Historical net book value of satellites	(1,070.8)

Decrease in fair value of satellites	$(4.4)

(c)	Goodwill is calculated as the excess of the merger date fair value of the consideration expected to be transferred over the fair values of the underlying identifiable assets acquired and liabilities assumed.

To adjust goodwill as follows (in millions):

Eliminate GeoEye existing goodwill	$(67.9)
Add goodwill from acquisition of GeoEye	418.8

Total	$350.9

(d)	Intangible assets primarily relate to long-term intangible assets including technology, customer relationships, trademarks, FCC licenses, and satellite image library.

To record the difference between the preliminary fair value of intangible assets and the historical value of GeoEye’s intangible assets as follows (in millions):

Eliminate GeoEye existing intangible assets	$(8.1)

Add fair value of intangibles acquired:
Technology	28.0
Customer relationships	5.0
Trademarks	16.0
FCC licenses	0.4
Satellite image library	4.0

53.4

$45.3

(e)	To adjust for the payoff of DigitalGlobe’s and GeoEye’s existing outstanding debt, including the payment of accrued interest and to record the new note payable which is anticipated to finance the transaction as follows (in millions):

	Principal	Debt Discount	Long- Term Debt, Net	Accrued Interest	Debt Issuance Costs
Pay-off of GeoEye Notes:
GeoEye 9.625% Senior Notes due 2015	$(400.0)	11.6	$(388.4)	$(19.2)	$1.8
GeoEye 8.625% Senior Notes due 2016	(125.0)		(125.0)	(5.4)	3.0

	(525.0)	11.6	(513.4)	(24.6)	4.8
Pay-off of DigitalGlobe Long-Term Debt:
Current notes payable	(5.0)		(5.0)
Long-term debt	(491.3)	11.9	(479.4)

	(496.3)	11.9	(484.4)	(0.2)	8.2
Senior Secured Term Loan B Facility:
Note payable—Current	4.1		4.1
Note payable—Long-term	545.9	(14.0)	531.9

	550.0	(14.0)	536.0		(1.3)
DigitalGlobe Senior Notes:
Senior notes payable—Current	—		—
Senior notes payable—Long-term	500.0	(19.1)	480.9

	500.0	(19.1)	480.9		(1.4)

Net effect of refinancing of long-term debt	$28.7	$(9.6)	$19.1	$(24.8)	$10.3

Current portion	0.9	—	0.9

Long-term portion	$29.6	$(9.6)	$20.0

For purposes of these pro forma financial statements, DigitalGlobe has assumed that the refinancing of the DigitalGlobe long-term debt will be accounted for as an extinguishment of debt. Accordingly, the unaudited pro forma condensed combined balance sheet reflects a reduction of retained earnings of $12.3 million for the loss on debt extinguishment of $20.1 million, net of income taxes at 38.0%. The write-off of DigitalGlobe’s debt discount and debt issuance costs are not included in the pro forma statements of operations because they are non-recurring expenses of the transaction.

In connection with the merger, DigitalGlobe will enter into a new credit facility which consists of a $550.0 million senior secured term loan B facility and a $150.0 million senior secured revolving credit facility (the “Facilities”). In addition, DigitalGlobe will issue $500.0 million of unsecured senior notes.

(f)	To record estimated costs of DigitalGlobe and GeoEye for advisory, legal, regulatory and valuation costs, as well as change of control liabilities as follows (in millions):

DigitalGlobe transaction costs	$35.9
GeoEye transaction costs	15.3

$51.2

The DigitalGlobe transaction costs are required to be expensed in accordance with ASC 805. Accordingly, the unaudited pro forma condensed combined balance sheet reflects a reduction of retained earnings of $28.3 million ($35.9 million net of income taxes of $7.6 million).

(g)	In connection with the merger, deferred revenue related to existing contracts is required to be measured at fair value. To the extent that the fair value of the obligation to provide future products or services is different than the deferred revenue that has been recorded, an adjustment to deferred revenue is recorded.

To adjust deferred revenue (in millions):

Historical net book value	$288.1
Fair value of acquired deferred revenue	(114.3)

Change in deferred revenue	173.8
Current portion	(53.1)

Noncurrent portion	$120.7

On October 31, 2012, GeoEye received notice from NGA that, due to funding shortfalls, NGA does not intend to exercise the nine-month EnhancedView Service Level Agreement option with GeoEye for the current contract year performance period of December 1, 2012 through August 31, 2013. The nine-month option for the remainder of the contract year through August 31, 2013 would have provided for service revenue to GeoEye, based upon the availability of funding, of approximately $119.2 million. On December 5, 2012, GeoEye received notice from NGA that, effective immediately, NGA was terminating the OTPP Agreement for convenience. As a result of such termination, NGA is not required to fund the $70.0 million that had already been obligated under the OTPP Agreement. NGA’s decision not to exercise the GeoEye EnhancedView option and the termination of the OTPP Agreement will reduce the combined company’s revenue for future periods. As a result, deferred revenue to the GeoEye-1 satellite of $129.9 million has been eliminated in the pro forma balance sheet. The remaining adjustment of $43.9 million was made to reduce other GeoEye deferred revenues (including deferred revenues related to the GeoEye-2 satellite) to the estimated fair value of the Company’s remaining obligations.

(h)	To eliminate deferred lease incentives of approximately $7.8 million.

(i)	No adjustments to the tax basis of GeoEye’s assets and liabilities are expected as a result of the merger. Accordingly, deferred income taxes at September 30, 2012 have been adjusted by approximately $47.1 million for temporary differences caused by book and tax differences after the allocation of the pro forma purchase price using DigitalGlobe’s statutory income tax rate (including state taxes) of approximately 38.0%.

(j)	To eliminate GeoEye’s stockholders’ equity as follows (in millions):

Common stock	$0.2
Paid in capital	386.3
Retained earnings	164.3

Total stockholders’ equity	$550.8

(k)	To record equity issued to acquire GeoEye (in millions):

Common stock	$742.2
Series A convertible preferred stock	115.0
DigitalGlobe stock-based compensation awards issued to replace existing GeoEye awards, excluding taxes of $5.9 million	15.7

$872.9

(l)	The reduction in deferred revenue has a corresponding impact on the pro forma statement of operations. Accordingly, the following pro forma adjustments have been made to amortize the decrease in deferred revenue over the estimated weighted average life of approximately four years as follows (in millions):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011	For the twelve months ended September 30, 2012
Decrease in amortization of deferred revenue	$21.5	$28.7	$28.7

Both DigitalGlobe and GeoEye have historically derived a substantial portion of their revenues and their deferred revenue from contracts with the NGA. These contracts may be terminated in the future, may not be renewed or extended, and the loss of any contract would materially reduce the revenue and deferred revenue and could have a material adverse effect on the unaudited pro forma condensed combined financial information provided herein.

The GeoEye-2 satellite has not yet been placed into service. Accordingly, no adjustments to the pro forma statements of operations have been made with respect to deferred revenue for cost-share amounts related to the GeoEye-2 satellite.

The preliminary estimated useful lives and fair value adjustments of deferred revenue to be acquired in the merger were determined in accordance with procedures described above. With other assumptions held constant, a 10% increase in the fair value adjustment for deferred revenue as calculated would decrease annual pro forma revenue by approximately $1.3 million. With other assumptions held constant, a decrease of one year in the estimated remaining weighted average useful lives of deferred revenue would decrease pro forma revenue by approximately $6.5 million.

(m)	To eliminate non-recurring transaction costs incurred as follows (in millions):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011	For the twelve months ended September 30, 2012
DigitalGlobe	$9.7	$—	$9.7
GeoEye	10.0	—	10.0

	$19.7	$—	$19.7

(n)	Building and improvements will be depreciated over an assumed estimated weighted average remaining useful life of approximately 24 years. The weighted average remaining life was estimated based on useful lives for similar assets adjusted for the estimated age of GeoEye’s depreciable assets.

Acquired satellites currently in service will be depreciated over an assumed estimated weighted average remaining useful life of approximately five years. The weighted average remaining useful life was estimated based on useful lives for similar assets adjusted for the age of GeoEye’s satellites. The GeoEye-2 satellite has not yet been placed into service. Once GeoEye-2 achieves full operations capability, generally upon launch, the satellite will be depreciated over its estimated useful life of approximately nine years.

The amortization method and estimated useful lives of the identifiable intangible assets are as follows:

	Estimated Useful Life (Years)	Amortization Method
Satellite image library	2	Accelerated
Technology	5	Straight line
Customer relationships	5	Straight line
Trademarks	10	Straight line
FCC licenses	Indefinite	N/A

To adjust depreciation and amortization expense as follows (in millions):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011	For the twelve months ended September 30, 2012
Change in depreciation of acquired building and improvements	$—	$0.1	$0.1
Change in depreciation of satellites	(1.5)	3.5	(2.0)

Increase (decrease) in depreciation expense	(1.5)	3.6	(1.9)
Increase in amortization expense	5.4	4.3	4.5

Total change in depreciation and amortization	$3.9	$7.9	$2.6

The preliminary estimated useful lives and fair value adjustments of land, building, improvements and satellites to be acquired in the merger were determined in accordance with procedures described above. With other assumptions held constant, a 10% increase in the fair value adjustment for building, improvements, satellites and intangible assets as calculated would increase annual pro forma depreciation and amortization expense by approximately $4.9 million and $0.8 million, respectively. With other assumptions held constant, a decrease of one year in the estimated remaining weighted average useful lives of building, improvements and satellites would increase pro forma depreciation and amortization expense by approximately $12.1 million and $1.6 million, respectively.

(o)	Each loan made under the new credit facility will bear interest at a LIBOR Rate, subject to a floor, or Base Rate (as contemplated by the commitment letter relating to the Facility), in each case plus an applicable margin. Interest periods on LIBOR Rate-based loans may be one, two, three or six months, at the Borrower’s option. The senior notes will bear interest at a fixed rate. The assumed weighted average interest rate for the pro forma financial statements was 5.7% as of September 30, 2012.

To adjust interest expense for the new Term Facility and for the impact of change in effective interest rate used in the capitalization of interest as follows (in millions):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011	For the twelve months ended September 30, 2012
Eliminate historical interest expense, net of capitalized interest:
DigitalGlobe	$(7.1)	$(21.1)	$(11.1)
GeoEye	—	(8.6)	—

	(7.1)	(29.7)	(11.1)
Add interest expense, net of capitalized interest, on new note payable:
DigitalGlobe	5.3	21.5	8.7

Change in interest expense	$(1.8)	$(8.2)	$(2.4)

A  1/8% change in the interest rate would result in a $1.0 million change in interest expense for the nine months ended September 30, 2012 and $1.3 million change in interest expense for the year ended December 31, 2011.

(p)	To record the income tax benefit of the adjustments to the pro forma condensed combined statements of operations at DigitalGlobe’s statutory tax rate (including state income taxes) of approximately 38.0%.

(q)	To eliminate GeoEye’s Series A convertible preferred stock dividends and replace with DigitalGlobe’s Series A convertible preferred stock dividends as follows (in millions):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011	For the twelve months ended September 30, 2012
Eliminate GeoEye’s dividends	$3.0	$4.0	$4.0
Record DigitalGlobe’s stock dividends	(3.0)	(4.0)	(4.0)

	$—	$—	$—

(r)	To eliminate GeoEye’s income allocated to participating securities and replace with DigitalGlobe’s income allocated to participating securities as follows (in millions):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011	For the twelve months ended September 30, 2012
Eliminate GeoEye’s income related to participating securities	$3.9	$5.7	$5.6
Record pro forma income related to participating securities	(2.0)	(0.2)	(1.5)

	$1.9	$5.5	$4.1

NOTE 7. Earnings Per Share

Basic pro forma earnings per share, which is referred to as “EPS,” is computed by dividing pro forma net income available to common stockholders based on the pro forma weighted-average number of shares of DigitalGlobe’s common stock outstanding. Securities that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are required to be included in the computation of basic EPS and diluted EPS pursuant to the two-class method. Net income available to common stockholders is equal to net income less preferred stock dividends and income allocated to participating securities. DigitalGlobe’s Series A convertible preferred stock will be participating securities for which the two-class method of computing earnings per share is required.

Diluted pro forma earnings per share is calculated by dividing pro forma net income available to common stockholders as adjusted for the effect of dilutive common equivalent shares by the pro forma weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the common shares issuable related to stock options and nonvested stock using the treasury stock method. For purposes of computing diluted earnings per share, the if-converted method will be used to the extent that the result is more dilutive than the application of the two-class method.

The following is a reconciliation of the numerators and denominators of the pro forma basic and diluted EPS computations (amounts in millions except per share):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011	For the twelve months ended September 30, 2012
Pro forma net income	$58.9	$10.9	$45.5
Preferred stock dividends	(3.0)	(4.0)	(4.0)

Undistributed earnings	55.9	6.9	41.5
Income allocated to participating securities	(2.0)	(0.2)	(1.5)

Net income available to common shareholders	$53.9	$6.7	$40.0

Weighted average shares used to compute basic earnings per share	72.2	72.1	72.2
Dilutive effects of stock options, employee stock purchase plan shares and nonvested stock	0.7	0.8	0.7

Weighted average shares used to compute diluted earnings per share	72.9	72.9	72.9

Earnings per share:
Basic	$0.75	$0.09	$0.55
Diluted	$0.74	$0.09	$0.55

The pro forma information in the accompanying table was prepared to illustrate the effect of the merger of DigitalGlobe and GeoEye, has been prepared for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the pro forma information in the accompanying table does not purport to project the future financial position or operating results of the combined company.

The pro forma information in the accompanying table should be read in conjunction with, the “Unaudited Pro Forma Condensed Combined Financial Information” included in this filing and the DigitalGlobe and GeoEye audited consolidated financial statements, which are on file with the Securities and Exchange Commission. This summary pro forma information is subject to risks and uncertainties, including those discussed below and in DigitalGlobe and GeoEye filings with the Securities and Exchange Commission.

PRO FORMA ADJUSTED EBITDA RECONCILIATION

A reconciliation of pro forma net income to Pro Forma EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Acquisition Adjusted EBITDA follows:

Pro Forma Combined Twelve months ended September 30, 2012
(In millions)
Pro forma net income	$45.5
Pro forma depreciation and amortization	191.4
Pro forma interest expense, net	8.0
Loss from early extinguishment of debt	51.8
Pro forma income tax expense	33.5

Pro Forma EBITDA(1)	330.2
Goodwill impairment	2.5
Non-cash stock compensation expense	19.8
EnhancedView deferred revenue	61.3
EnhancedView outstanding invoices not yet paid by NGA	1.9
Amortization of pre-FOC payment related to NextView	(25.5)
Loss on sale of assets	0.3
Loss on investment in joint venture	0.8

Pro Forma Adjusted EBITDA(1)	$391.3
GeoEye SLA reduction(2)	(150.0)
Expected cost synergies(3)	54.0

Pro Forma Acquisition Adjusted EBITDA(1)	$295.3

(1)	Pro Forma EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Acquisition Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP, in the United States and may not be defined similarly by other companies. Pro Forma EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Acquisition Adjusted EBITDA should not be considered alternatives to pro forma net income as indications of financial performance or as alternatives to cash flow from operations as measures of liquidity. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies in different industries that use similar performance measures whose calculations may differ from ours.

EBITDA and Adjusted EBITDA are key measures used in internal operating reports by management and the board of directors to evaluate the performance of our operations and are also used by analysts, investment banks and lenders for the same purpose. Pro Forma EBITDA and Pro Forma Adjusted EBITDA have been conformed to be consistent with DigitalGlobe’s definitions of EBITDA and Adjusted EBITDA. Pro Forma Acquisition Adjusted EBITDA is not a key measure used by management.

Pro Forma EBITDA is a measure of the current period operating performance, excluding charges for depreciation and amortization related to prior period capital expenditures and items which are generally non-core in nature. Pro Forma Adjusted EBITDA further adjusts EBITDA to eliminate non-cash compensation and include EnhancedView deferred revenue and EnhancedView outstanding invoices not yet paid by NGA but excludes the amortization of pre-fully operational capability, or pre-FOC, payments related to our NextView contract and other non-core charges. EnhancedView outstanding invoices not yet paid by NGA represent an irrevocable right to be paid in cash by NGA. Pro Forma Acquisition Adjusted EBITDA is a measure that further adjusts Pro Forma Adjusted EBITDA, excluding certain service revenues that GeoEye will not receive as a result of NGA’s election to terminate GeoEye’s EnhancedView Service Level Agreement and including cost savings that we expect to achieve within twelve months after consummation of the merger.

Pro Forma Acquisition Adjusted EBITDA excludes approximately $150.0 million of GeoEye SLA revenues as a result of the cancellation of the GeoEye SLA contract and approximately $54.0 million of anticipated cost synergies and efficiencies expected to result in the first twelve months after the merger. The anticipated cost synergies and efficiencies are based on estimates and assumptions that we consider to be reasonable but that are inherently uncertain. Our expected synergies and efficiencies are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that our expected synergies or efficiencies will be realized to the extent that we currently expect, if at all, or in the timeframe we currently anticipate.

(2)	Represents approximately $150.0 million of GeoEye SLA revenues that are eliminated to show the effect of the cancellation by NGA of the GeoEye SLA contract as if such contract had been cancelled on September 30, 2011. We are only reducing revenue related to the SLA portion of the GeoEye NGA contract, because the other portions of the GeoEye NGA contract pursuant to which GeoEye received revenue during the period have not been terminated by NGA.

(3)	We anticipate annual run rate operating expense savings of approximately $85.0 million to be achieved by the third quarter of 2014, with a target of achieving annual run rate operating expense savings of approximately $54.0 million twelve months after the merger, which we will be permitted to include in calculating EBITDA for purposes of certain ratios in the indenture governing the notes. Inclusion of the cost savings and efficiencies in this presentation should not be viewed as a representation that we in fact will achieve the savings and efficiencies set forth in the table above but is rather presented to help investors evaluate the covenants in the indenture. We expect these cost savings and efficiencies to come from actions we will take principally with respect to labor cost reductions and infrastructure savings. We anticipate that we will incur approximately $105.0 million of non-recurring costs, including costs for severance and other restructuring, of which we expect to incur approximately $89.0 million in 2013 and approximately $16.0 million in future periods, to achieve these future savings and efficiencies.

Actual cost savings and efficiencies, the costs required to realize the cost savings and efficiencies and the source of the cost savings and efficiencies could differ materially from our estimates, and we cannot assure you that we will achieve the full amount of cost savings and efficiencies on the schedule anticipated or at all or that these synergy initiatives will not have other adverse effects on our business.

We may not realize the efficiencies and synergies that are anticipated from the merger. We currently anticipate $1.5 billion in present value of overall synergies over the enterprise life of the combined company, however, we cannot assure you that these expected synergies will be fully realized, if at all. Our current expectation is that these expected synergies will consist of approximately one-third relating to operating expenses and two-thirds relating to capital expenditures. With respect to the anticipated operating expense savings, we are currently targeting approximately 50% of savings from consolidation of infrastructure and operations and 50% of savings from consolidation of various corporate expenses, including corporate and operational administration. Included in the overall amount of estimated synergies are our expected costs in excess of $105.0 million to achieve these expected cost savings, which amount could increase materially if our current estimates are incorrect. In particular, our estimates with respect to costs associated with consolidating facilities and other infrastructure and with engineering efforts required to standardize ground system operations of the combined company could materially affect the costs required to achieve our expected operating expense savings.

Accordingly, the anticipated operating expense savings from the merger may be offset by increases in costs incurred, which could cause our financial assumptions to be materially inaccurate. With respect to our expected capital expenditure efficiencies, which are based predominately on the cost difference of maintaining a constellation of three satellites rather than five satellites over the life of the enterprise, several factors could impact our ability to achieve such efficiencies over the enterprise life of the combined company. For example, our optimization of the size of the combined company’s constellation to three satellites, and the timing of this realization, depends on the successful integration of GeoEye’s business and operations with DigitalGlobe’s business and operations. In addition, our assumption that we will achieve a steady state three satellite constellation assumes that the corresponding capacity to collect earth imagery will be adequate to meet our estimated customer demand over the life of the enterprise. Moreover, our estimates with respect to the costs required to construct and launch a replenishment satellite and the time frame over which such costs are incurred could prove to be inaccurate, thereby materially affecting our current estimates of present value capital expenditure efficiencies to be realized over time. In addition, a portion of our estimated capital expenditure efficiencies depends on our first expected replenishment satellite, which will be placed in ground storage, remaining fully operational with no significant degradation, damage or obsolescence of components or capabilities at its estimated time of launch.

Our actual synergies could differ materially from our current estimates. Actual operating expense savings, capital expenditure efficiencies, the expenses required to realize these savings and efficiencies and the sources of the savings and efficiencies could differ materially from these estimates, and we cannot assure you that we will achieve the full amount of overall synergies on the schedule anticipated or at all or that these synergies will not have other adverse effects on our business. In light of these significant uncertainties, you should not place undue reliance on our estimated present value of overall synergies expected over the enterprise life of the combined company.